October 1, 2014

Investors May Contact:
Lee McEntire, Bank of America, 1.980.388.6780
Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112

Reporters May Contact:
Lawrence Di Rita, Bank of America, 1.202.442.7589

Brian Moynihan Elected Chairman of the Board of Directors
Bovender Elected Lead Independent Director

CHARLOTTE – Bank of America's Board of Directors elected Chief Executive Officer Brian Moynihan as chairman, succeeding Charles “Chad” Holliday, Jr., effective immediately. Jack Bovender, Jr., a member of the board of directors since August 2012, will become the board’s lead independent director.

“There’s more work ahead, but Brian’s strategy to simplify the company and connect it with the real economy continues to build value for shareholders,” said Holliday. “The board strongly supports the strategy that Brian has set and, after careful deliberation, has decided to take these next steps in our governance responsibilities.”

Bovender, the former chairman and chief executive officer of HCA Inc., is a member of the board’s Credit and Enterprise Risk committees. Among other responsibilities and consistent with what the board believes are best practices in corporate governance, the duties established for Bovender include:

•	Together with the chairman/CEO, planning, reviewing, and approving meeting agendas for the board.

•	Advising the chairman/CEO of the information needs of the board and approving information sent to the board.

•	Acting as a liaison between the chairman/CEO and the 13 independent directors.

•	Calling meetings of the independent directors.

“On behalf of the board and our shareholders, I thank Chad for his leadership and look forward to continuing to work with him, Jack, and the other directors to build on the sound governance processes the board has put in place,” said Moynihan.

Moynihan became chief executive officer and a member of the board of directors of Bank of America on January 1, 2010.

Additional information about the board’s actions, including the newly-established lead independent director duties, is available on the company’s current report on Form 8-K filed today with the Securities and Exchange Commission.

Bank of America
Bank of America is one of the world's leading financial institutions, serving individual consumers, small businesses, middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 49 million consumer and small business relationships with approximately 5,000 retail banking offices and approximately 16,000 ATMs and award-winning online banking with 30 million active users and more than 15 million mobile users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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